Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Harbin Electric, Inc

We consent to the use of our report dated March 1, 2008 on the consolidated financial statements of Harbin Electric, Inc. and Subsidiaries as of December 31, 2007 and 2006 and each of the years in the two-year period ended December 31, 2007, included herein on the registration statement of Harbin Electric, Inc on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

October 20, 2008